Public Accounts

for the fiscal year ended 31 March 2005

Volume 1
Financial Statements

Printed by
Authority of the Legislature
Fredericton, N.B.

New Nouveau Brunswick
CANADA

Public Accounts

for the fiscal year ended 31 March
2005

Volume 1
Financial Statements

Printed by
Authority of the Legislature
Fredericton, N.B.
ISSN 0382-1277

New Nouveau
Brunswick
CANADA

ii	PROVINCE OF NEW BRUNSWICK	2005

To His Honour,

The Honourable Herménégilde Chiasson

Lieutenant-Governor of the Province of New Brunswick

     The undersigned has the honour to submit the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2005.

I am, Your Honour,

JEANNOT VOLPÉ
Minister of Finance

Fredericton, New Brunswick
15 November 2005

The Honourable Jeannot Volpé
Minister of Finance

Sir:

     The undersigned has the honour to present to you the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2005.

Respectfully submitted,

Stephen Thompson, C.M.A.
Acting Comptroller

Fredericton, New Brunswick
15 November 2005

2005	PROVINCE OF NEW BRUNSWICK	iii

TABLE OF CONTENTS

Audited Financial Statements

Introduction to Volume I	1

Statement of Responsibility	2

Results for the Year	3

Major Variance Analysis	6

Auditor's Report	10

Statement of Financial Position	11

Statement of Operations	12

Statement of Cash Flow	13

Statement of Change in Net Debt	14

Notes to the Financial Statements	15

Schedules to the Financial Statements	42

2005	PROVINCE OF NEW BRUNSWICK	1

INTRODUCTION

VOLUME I

The Public Accounts of the Province of New Brunswick are presented in five volumes.

This volume contains the audited financial statements of the Provincial Reporting Entity as described in note 1 to the financial statements. They include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt. This volume also contains the Auditor’s Report, Statement of Responsibility, management’s comments on the results of the year and a variance analysis.

Volume II contains unaudited supplementary information to the Financial Statements presented in Volume I. It presents summary statements for revenue and expenditure as well as five-year comparative statements. This volume also contains detailed information on Supplementary Appropriations, Funded Debt, statements of the General Sinking Fund, Securities Held, and revenue and expenditure by government department (this includes salary, travel, supplier, grant and contribution, and loan disbursement listings).

Volume III contains the financial statements of those corporations, boards and commissions which are accountable for the administration of their financial affairs and resources to the Government or the Legislature of the Province. The Government or Legislature also has the power to control these organizations either through ownership or through legislative provisions.

Volume IV contains the financial statements of various trust funds which the Province administers as Trustee.

Volume V contains salary listings of certain government organizations, including Regional Health Authorities, New Brunswick Power Corporation, and New Brunswick Liquor Corporation. The salary listings are for employees who received earnings during the year ended 31 December 2004 in excess of $40,000.

2	PROVINCE OF NEW BRUNSWICK	2005

STATEMENT OF RESPONSIBILITY

The financial statements of the Province of New Brunswick are prepared each year by the Comptroller as required under section 12 of the Financial Administration Act. The financial statements include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt.

Financial statement integrity and objectivity are the responsibility of the Government. To help fulfil this responsibility, systems of internal control have been established to provide reasonable assurance that transactions are properly authorized, executed and reported. The statements are prepared in accordance with the accounting policies described in Note 1 to the Financial Statements.

On behalf of the Government:

Honourable Jeannot Volpé
Minister of Finance

15 November 2005

2005	PROVINCE OF NEW BRUNSWICK	3

RESULTS FOR THE YEAR

New Reporting Model

The Province of New Brunswick made a major change in its accounting policies during the year ended 31 March 2005. It implemented the new government reporting model recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).

This change affects the method of determining the annual surplus or deficit for the year, it affects the calculation of net debt, and it introduces a new indicator of the Province’s financial performance called accumulated deficit.

Under the new policy, the Province now distinguishes between financial and non-financial assets. It is also now accounting for its tangible capital assets as prescribed by PSAB. These tangible capital assets are disclosed with the Province’s other non-financial assets. Tangible Capital Assets include government-owned buildings, roads, bridges, vehicles, and large pieces of machinery or equipment. To be considered a tangible capital asset, an asset must be used in the delivery of a government service, and it must also have an expected life or usage beyond one year.

The long-standing practice of the Province of New Brunswick has been to expense the full cost of a tangible capital asset in the year in which it is acquired. Under the new model, the Province will spread out the cost of the asset over the useful life of the asset. The expense will be charged systematically over the years that the asset is being used to deliver services. This usage charge is called amortization and is now included in the Province’s expenses when determining the surplus or deficit for the year.

When a government’s liabilities are bigger than its financial assets, the government is in a net debt position. Financial assets are either cash or assets that will produce a flow of cash in the future. The new accounting treatment for tangible capital assets will not alter the way in which net debt is calculated. That is, the change in net debt each year will continue to reflect the full cost of the tangible capital assets acquired in the year. However certain other assets that were previously classified as financial assets have been reclassified as non-financial assets resulting in the restatement of net debt. These assets include inventories of supplies and prepaid expenses.

In addition to restating net debt, the new accounting model introduces an additional financial measure for governments that is referred to as the accumulated deficit. It is the net debt minus non-financial assets. With this model, net debt is divided into two components: the portion that relates to investment in capital infrastructure and other non-financial assets, and the portion that relates to past operating deficits, or the accumulated deficit.

The new reporting model has resulted in a number of financial statement changes. The following is a comparison of the new model and the old model, illustrating a statement of financial position, a statement of operations, and a statement of change in net debt.

4	PROVINCE OF NEW BRUNSWICK	2005

Statement of Financial Position
	New Model	Old Model
Financial Assets	$ 847.5	$ 847.5
Liabilities	(7,683.5)	(7,683.5)
Net Debt	(6,836.0)	(6,836.0)
Tangible Capital Assets	4,746.7	---
Other Non Financial Assets	165.4	165.4
Total Non Financial Assets	4,912.1	165.4
Accumulated Deficit	$ (1,923.9)	$ (6,670.6)

Statement of Operations
	New Model	Old Model
Revenue	$ 5,959.8	$ 5,959.8
Expenditures (excluding capital & amortization)	(5,535.9)	(5,535.9)
Sub-total	423.9	423.9
Net Capital Expenditures	---	(292.4)
Amortization and Change in non financial assets	(181.7)	---
Surplus / (Deficit)	$ 242.2	$ 131.5

Statement of Change in Net Debt
	New Model	Old Model
Opening Net Debt	$ (6,967.5)	$ (6,967.5)
Surplus (Deficit)	242.2	131.5
Sub-total	(6,725.3)	(6,836.0)
Net Capital Expenditures	(292.4)	N/A
Amortization	181.7	N/A
Ending Net Debt	$ (6,836.0)	$ (6,836.0)

Showing tangible capital assets in the financial statements provides a better measure of financial condition and of the resources available to the government to use in delivering services. This shows that a government has assets that still have value and service potential. This will provide better information to understand the nature and extent of the government’s assets and its plans for maintenance and replacement. Furthermore, including an annual usage or amortization expense in the government’s financial statements will present more information about the cost of government programs.

Fiscal Management Measures

The Government uses multiple measures to guide its fiscal management, a number of which are described below.

2005	PROVINCE OF NEW BRUNSWICK	5

Surplus

The year ended 31 March 2005 was the first year that the Province used the new reporting model as described previously. As part of this change, the results for the year ended 31 March 2004 were restated. The surplus for the year ended 31 March 2005 was $242.2 million, a significant improvement on the $173.4 million deficit for the year ended 31 March 2004.

Net Debt

In Volume I of the 31 March 2004 Public Accounts, the following table disclosed the net debt at the end of each year since 2000.

		(millions)
Year	2000	2001	2002	2003	2004
Net Debt	$6,925.3	$6,782.0	$6,603.6	$6,712.9	$6,816.1

This table reported a reduction in net debt over the four year period of $109.2 million. However, with the adoption of the new reporting model, certain assets have been reclassified from financial assets to non-financial assets, requiring a restatement of the net debt numbers. The restated numbers are as follows:

		(millions)
Year	2000	2001	2002	2003	2004
Net Debt	$7,048.9	$6,908.7	$6,778.6	$6,879.2	$6,967.5

Therefore the reduction in net debt over the four year period from 1 April 2000 until 31 March 2004 has been restated to $81.4 million.

Net debt was reduced by a further $131.5 million during the year ended 31 March 2005 to reach a balance of $6,836.0. The following table reports the net debt position at the end of each of the past five years.

		(millions)
Year	2000	2001	2002	2003	2004	2005
Net Debt	$7,048.9	$6,908.7	$6,778.6	$6,879.2	$6,967.5	$6,836.0

The reduction in net debt over the five year period therefore has been $212.9 million.

Net Debt as a Percentage of Gross Domestic Product

At 31 December 1999, the Province’s Gross Domestic Product was $19,041 million. Therefore, the restated net debt as at 31 March 2000 was 37.0% of GDP at the time. The Province’s GDP at 31 December 2004 was $23,369 million, so the net debt to GDP ratio stands at 29.3% for the year ended 31 March 2005.

		(millions)
Year	2000	2001	2002	2003	2004	2005
GDP	$19,041.0	$20,085.0	$20,689.0	$21,168.0	$22,452.0	$23,369.0
Net Debt	$ 7,048.9	$ 6,908.7	$ 6778.6	$ 6879.2	$ 6,967.5	$ 6,836.0
Ratio	37.0%	34.4%	32.8%	32.5%	31.0%	29.3%

6	PROVINCE OF NEW BRUNSWICK	2005

This table reports that there has been a five year improvement in the net debt to GDP ratio (a reduction of 7.7 percentage points from the starting point of 37.0%).

Debt Charges

The Province’s debt charges for the year ended 31 March 2005, calculated as the amount spent on servicing the public debt less sinking fund earnings, totaled $359.3 million, $47.7 million less than what the Province spent in 2000.

Balanced Budget Results

31 March 2005 was the first year of a new four year Balanced Budget Period. During the year, the Government generated a $131.5 million surplus for Balanced Budget purposes.

MAJOR VARIANCE ANALYSIS

Explanations of major variances are described below, first for revenue, followed by expenses. In this analysis, comparisons are made between the actual results for 2004-2005 and either the 2004-2005 budget or actual results for 2003-2004.

REVENUE

Provincial Sources

Taxes on Consumption

Taxes on consumption are down $73.8 million from budget mainly due to a $70.7 million decrease in harmonized sales tax revenues. This reflects a negative prior-year adjustment of $78.1 million for the 2003 taxation year, resulting from a decrease in the national revenue pool.

Taxes on consumption are down $80.2 million from the previous year due to prior-year adjustments related to harmonized sales tax revenues.

Taxes on Property

Taxes on property are up $30.2 million from the previous year primarily due to growth in the assessment base and higher than anticipated revenue collection.

Taxes on Income

Taxes on income are up $40.3 million from budget due to a $23.2 million increase in corporate income tax revenue resulting from higher forecasts of corporate taxable income, and a $16.5 million increase in personal income tax revenue due largely to an underpayment in respect of the 2003 taxation year, resulting in a positive prior-year adjustment.

Taxes on income are up $110.5 million from the previous year as a result of an increase of $62.1 million in corporate income tax revenue due to higher forecasts of corporate taxable income and prior-year adjustments, and a $47.9 million increase in personal income tax revenue that is due to growth in the tax base and prior-year adjustments.

2005	PROVINCE OF NEW BRUNSWICK	7

Investment Income

Investment income is up $31.0 million from the previous year primarily due to a $26.0 million improvement for NB Power. The previous fiscal year’s results for NB Power were influenced by negative one-time adjustments.

Federal Sources

Health and Social Transfers

Health and Social Transfers are up $24.8 million from budget, mainly due to increased funding resulting from the September 2004 10-year Plan to Strengthen Health Care.

Health and Social Transfers are up $97.2 million from the previous year, largely due to increased funding resulting from the 2003 health accord and the September 2004 10-year Plan to Strengthen Health Care.

Fiscal Equalization Payments

Fiscal equalization payments are up $240.9 million from budget due to positive in-year and prior-year adjustments resulting from new tax base and revenue data, and increased funding from the new federal Equalization framework announced in October 2004.

Fiscal equalization payments are up $306.2 million year-over-year due to increased in-year entitlements, including funding from the new federal framework, and prior-year adjustments.

Conditional Grants

Conditional Grants are up $40.2 million from budget mainly due to increased federal funding for health care.

Conditional Grants are up $32.9 million from the previous year mainly due to increased federal funding for health care and for the development of the broadband network.

EXPENSES

Education

Education expenses were $7.3 million higher than budget mainly due to Teachers' Pension Plan expense being higher than anticipated.

Education expenses were $3.4 million lower than 2003-2004 mainly due to a reduction in Teachers' Pension Plan expense. This was partially offset through increased investments in Schools District Operations and Assistance to Universities.

Health

Health expenses were $32.2 million higher than budget mainly due to increased expenses in Hospital Services, Out-of-Province Hospital Payments and Medicare.

8	PROVINCE OF NEW BRUNSWICK	2005

Health expenses were $48.5 million higher than 2003-2004 mainly due to increased expenses in Hospital Services, Medicare, the Prescription Drug Program and Out-of-Province Hospital Payments.

Family and Community Services

Family and Community Services expenses were $7.4 million higher than budget because of higher than projected costs for Child Protection and Long Term Care.

Family and Community Services expenses were $13.3 million higher than 2003-2004 primarily due to increased costs for Child Protection and Prevention and Nursing Homes.

Protection Services

Protection Services expenses were $4.8 million higher than budget mainly due to the Disaster Financial Assistance Program in Public Safety and increased expenses for Court Services in Justice.

Protection Services expenses were $6.0 million higher than 2003-2004 mainly due to increased expenses for Disaster Financial Assistance, Police, Fire and Emergency Services and Inspection Services in Public Safety and for Court Services in Justice.

Economic Development

Economic Development expenses were $17.6 million higher than budget mainly due to increased expenses in Business New Brunswick's Strategic Assistance program, Tourism and Parks’ Tourism Atlantic Marketing Initiative and Regional Development Corporation’s Canada/NB Infrastructure Program and Other Programs.

Economic Development expenses were $11.6 million higher than in 2003-2004 mainly due to increased expenses in Business New Brunswick’s Strategic Assistance program, Tourism and Parks’ Tourism Atlantic Marketing Initiative and Regional Development Corporation’s Canada/NB Infrastructure Program and Other Programs. These increases were partially offset by a reduction in Business New Brunswick’s Provision for Loss expense.

Employment Development and Labour

Employment Development and Labour expenses were $3.4 million higher than budget mainly due to higher than expected demand for contract training in the New Brunswick Community College network.

Resource Sector

Resource Sector expenses were $12.4 million higher than budget mainly due to increased expenses in Agriculture, Fisheries & Aquaculture’s Canadian Agricultural Income Stabilization program and the inclusion of NB Tire Stewardship Board expenses within this sector.

Resource Sector expenses were $7.8 million higher than in 2003-2004 mainly due to increased expenses in Agriculture, Fisheries & Aquaculture’s Canadian Agricultural Income Stabilization program.

Transportation

Transportation expenses were $2.3 million higher than 2003-2004 mainly due to increased spending in the Permanent Highways and Permanent Bridges programs.

2005	PROVINCE OF NEW BRUNSWICK	9

Central Government

Central Government expenses were $30.7 million higher than budget mainly due to investments in the University Infrastructure Trust Fund, the New Brunswick Innovation Trust Fund and increased costs in General Government’s Supplementary Funding Provision.

Central Government expenses were $29.8 million higher than 2003-2004 mainly due to investments in the University Infrastructure Trust Fund, the New Brunswick Innovation Trust Fund and increased costs in the Department of Supply and Services.

Service of the Public Debt

Service of the Public Debt expenses were $23.1 million lower than budget as a result of a larger foreign exchange gain in year than was anticipated at budget time. This gain was the result of the strengthening Canadian dollar.

Service of the Public Debt expenses were $2.0 million lower than in 2003-2004 mainly due to interest savings from refinancing and sinking fund redemptions that were partially offset by a smaller foreign exchange gain in 2004-2005.

10	PROVINCE OF NEW BRUNSWICK	2005

AUDITOR'S REPORT

To the Legislative Assembly
Province of New Brunswick

I have audited the statement of financial position of the Province of New Brunswick as at 31 March 2005 and the statements of operations, cash flow and change in net debt for the year then ended. These financial statements are the responsibility of government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by government, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2005 and the results of its operations and its cash flows for the year then ended in accordance with the accounting policies set out in Note 1 to the financial statements. As required by the Auditor General Act, I report that, in my opinion, these policies have been applied, after giving retroactive effect to the change in accounting for tangible capital assets and other non-financial assets, as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year.

K. D. Robinson, CA
Acting Auditor General

30 September 2005

Office of the Auditor General
P.O. Box 758
Fredericton, New Brunswick E3B 5B4

2005	PROVINCE OF NEW BRUNSWICK	11

STATEMENT OF FINANCIAL POSITION
as at 31 March 2005

		(millions)
Schedule		2005	2004
	FINANCIAL ASSETS
1	Cash Net of Short Term Borrowing	$148.3	$9.8
2	Accounts and Interest Receivable	352.3	357.8
3	Taxes Receivable	392.0	466.6
4	Inventories for Resale	4.8	3.1
5	Loans and Advances	120.6	126.3
6	Investments	(170.5)	(146.4)
	Total Financial Assets	847.5	817.2
	LIABILITIES
7	Accounts Payable	687.8	602.7
8	Accrued Expenditures	882.5	836.2
	Unrealized Foreign Exchange Gains	39.9	22.8
9	Allowance for Losses	67.6	75.8
10	Deferred Revenue	323.9	294.4
11	Deposits Held in Trust	52.5	45.8
12	Obligations under Capital Leases (Note 7)	849.4	865.8
	Pension Liability (Note 13)	156.7	271.5
		3,060.30	3,015.1
	Funded Debt (Note 11)	11,713.6	11,583.8
	Borrowing for New Brunswick Electric Finance Corporation	(3,316.6)	(3,098.0)
	Funded Debt for Provincial Purposes	8,397.0	8,485.8
	Sinking Fund Investments	(3,773.8)	(3,716.2)
		4,623.2	4,769.6
	Total Liabilities	7,683.5	7,784.7
	NET DEBT	(6,836.0)	(6,967.5)
	NON-FINANCIAL ASSETS
	Tangible Capital Assets (Note 9)	4,746.7	4,650.0
4	Inventories of Supplies	38.1	40.2
13	Prepaid and Deferred Charges	127.3	111.2
	Total Non-Financial Assets	4,912.1	4,801.4
	ACCUMULATED DEFICIT	$(1,923.9)	$(2,166.1)
	Contingent Liabilities - See Note 14
	Commitments - See Note 15

The accompanying notes are an integral part of these Financial Statements.

Mike Ferguson, C.A.
Comptroller

12	PROVINCE OF NEW BRUNSWICK	2005

STATEMENT OF OPERATIONS
for the fiscal year ended 31 March 2005

		(millions)
Schedule		2005 Budget	2005 Actual	2004 Actual
	REVENUE
	Provincial Sources
14	Taxes on Consumption	$1,133.1	$1,059.3	$1,139.5
	Taxes on Property	326.6	334.1	303.9
15	Taxes on Income	1,135.8	1,176.1	1,056.6
16	Other Taxes	97.0	94.7	103.4
17	Licenses and Permits	103.5	103.0	104.1
18	Royalties	68.2	70.7	70.4
19	Investment Income	270.0	283.7	252.7
20	Other Provincial Revenue	291.2	284.0	271.6
	Sinking Fund Earnings	228.0	221.6	222.5
		3,653.4	3,627.2	3,533.7
	Federal Sources
	Health and Social Transfers	617.6	642.4	545.2
	Fiscal Equalization Payments	1,154.6	1,395.5	1,089.3
	Other Unconditional Grants - Canada	1.9	1.9	1.9
21	Conditional Grants - Canada	252.6	292.8	259.9
		2,026.7	2,332.6	1,896.3
		5,680.1	5,959.8	5,430.0
	EXPENSE
22	Education	1,049.9	1,057.2	1,060.6
23	Health	1,804.8	1,837.0	1,788.5
24	Family and Community Services	722.5	729.9	716.6
25	Protection Services	146.4	151.2	145.2
26	Economic Development	161.0	178.6	167.0
27	Employment Development and Labour	225.9	229.3	229.0
28	Resource Sector	154.4	166.8	159.0
29	Transportation	289.4	288.5	286.2
30	Central Government	467.5	498.2	468.4
	Service of the Public Debt (Note 12)	604.0	580.9	582.9
		5,625.8	5,717.6	5,603.4
	ANNUAL SURPLUS (DEFICIT)	54.3	242.2	(173.4)

	ACCUMULATED DEFICIT - BEGINNING OF YEAR	(2,166.1)	(2,166.1)	(1,992.7)
	ACCUMULATED DEFICIT - END OF YEAR	$(2,111.8)	(1,923.9)	$(2,166.1)

The accompanying notes are an integral part of these Financial Statements.

2005	PROVINCE OF NEW BRUNSWICK	13

STATEMENT OF OPERATIONS
for the fiscal year ended 31 March 2005

	(millions)
	2005	2004
OPERATING ACTIVITIES
Surplus / (Deficit)	$242.2	$(173.4)
Non Cash Items
Amortization of Premiums, Discounts and Issue Expenses	7.1	7.4
Foreign Exchange Expense	(21.8)	(40.3)
Increase in Allowance for Doubtful Accounts	77.5	71.2
Amortization of Tangible Capital Assets	193.4	269.1
Loss on Disposal of Tangible Capital Assets	2.3	---
Sinking Fund Earnings	(221.6)	(222.5)
Losses on Foreign Exchange Settlements	10.5	(25.8)
Decrease in Pension Liability (Note 13)	(114.8)	(90.6)
Increase in Deferred Revenue	29.4	6.6
(Increase) Decrease in Working Capital	140.9	124.3
Net Cash From Operating Activities	345.1	(74.0)

INVESTING ACTIVITIES

Increase in Investments, Loans and Advances	(1.3)	57.7
Net Cash Used in Investing Activities	(1.3)	57.7

CAPITAL TRANSACTIONS

Acquisition of Capital Assets	(326.7)	(248.8)
Revenue Received to Acquire Tangible Capital Assets	34.3	49.9
Net Cash Used in Capital Transactions	(292.4)	(198.9)

FINANCING ACTIVITIES

Proceeds from Issuance of Funded Debt	567.1	617.7
Received from Sinking Fund for Redemption of Debentures and Payment of Exchange	292.2	171.2
Increase (Decrease) in Obligations under Capital Leases	(16.4)	(7.8)
Sinking Fund Installments	(128.3)	(121.8)
Funded Debt Matured	(627.5)	(407.5)
Net Cash From Financing Activities	87.1	251.8

INCREASE IN CASH DURING YEAR	138.5	36.6
CASH POSITION - BEGINNING OF YEAR	9.8	(26.8)
CASH POSITION - END OF YEAR	$148.3	$9.8

CASH REPRESENTED BY
Cash Net of Short Term Borrowing	$148.3	$9.8

                                       The accompanying notes are an integral part of these Financial Statements.

14	PROVINCE OF NEW BRUNSWICK	2005

STATEMENT OF CHANGE IN NET DEBT
for the fiscal year ended 31 March 2005

	(millions)
	2005 Actual	2004 Actual
NET DEBT - BEGINNING OF YEAR
As Previously Published	$(6,816.1)	$(6,712.9)
Prior Year's Adjustments
Inventories of Supplies to Non-Financial Assets	(40.0)	(40.7)
Prepaids to Non-Financial Assets	(111.2)	(125.6)

RESTATED NET DEBT - BEGINNING OF YEAR	(6,967.5)	(6,879.2)

CHANGES IN YEAR

Annual Surplus (Deficit)	242.2	$(173.4)
Acquisition of Tangible Capital Assets	(326.7)	(248.8)
Amortization of Tangible Capital Assets	193.4	269.1
Losses on Sales of Tangible Capital Assets	2.3	---
Revenue Received to Acquire Tangible Capital Assets	34.3	49.9
Acquisition of Supplies Inventories	(38.1)	(40.2)
Increase in Prepaid Expenses	(127.3)	(111.2)
Consumption of Supplies Inventories	40.2	40.7
Use of Prepaid Expenses	111.2	125.6

(INCREASE) DECREASE IN NET DEBT	131.5	(88.3)

NET DEBT - END OF YEAR	$(6,836.0)	$(6,697.5)

                                        The accompanying notes are an integral part of these Financial Statements.

2005	PROVINCE OF NEW BRUNSWICK	15

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Provincial Reporting Entity

In these financial statements, the Province is defined as the Provincial Reporting Entity. The Provincial Reporting Entity is comprised of certain organizations that are controlled by the government. These organizations are the Consolidated Fund, the General Sinking Fund, the Fiscal Stabilization Fund and certain agencies, commissions and corporations. The agencies, commissions and corporations included in this definition are identified below.

Transactions and balances of organizations are included in these financial statements through one of the following accounting methods:

Consolidation method - This method combines the accounts of distinct organizations. It requires uniform accounting policies for the organizations. Inter-organizational balances and transactions are eliminated under this method. This method reports the organizations as if they were one organization.

Modified equity method - This method is used for government enterprises. Government enterprises are defined in Note 8 to these financial statements. The modified equity method reports a government enterprise’s net assets as an investment in the Province’s Statement of Financial Position. The net income of the government enterprise is reported as investment income in the Province’s Statement of Operations. Inter-organizational transactions and balances are not eliminated. All gains or losses arising from inter-organizational transactions between government enterprises and other government organizations are eliminated. The accounting policies of government enterprises are not adjusted to conform with those of other government organizations.

Transaction method - This method records only transactions between the Province and the other organizations.

Organizations that have been included in the Provincial Reporting Entity through consolidation are:

Algonquin Golf Limited;
 Algonquin Properties Limited;
Arts Development Trust Fund;
Environmental Trust Fund;
Fiscal Stabilization Fund;
Forest Protection Limited;
New Brunswick Credit Union Deposit Insurance Corporation;
New Brunswick Distance Education Network Inc.;
New Brunswick Highway Corporation;
New Brunswick Housing Corporation;
New Brunswick Investment Management Corporation;
New Brunswick Tire Stewardship Board;
Regional Development Corporation;
Regional Health Authorities;
Service New Brunswick;
Sport Development Trust Fund.

16	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Government enterprises that have been included in these financial statements through modified equity accounting are:

Lotteries Commission of New Brunswick;
New Brunswick Electric Finance Corporation;
New Brunswick Liquor Corporation;
New Brunswick Municipal Finance Corporation;
New Brunswick Power Holding Corporation;
New Brunswick Securities Commission.

Certain organizations that are accountable to the Legislature have been included through the transaction method. The transaction method was used because the appropriate methods would not produce a materially different result. The determination of which entities to exclude because of materiality was made by Board of Management. The organizations included through the transaction method are:

Advisory Council on the Status of Women;
Board of Commissioners of Public Utilities of New Brunswick;
Fundy Linen Services Inc.;
Kings Landing Corporation;
New Brunswick Advisory Council on Youth;
New Brunswick Arts Board;
New Brunswick Crop Insurance Commission;
New Brunswick Insurance Board;
New Brunswick Museum;
New Brunswick Public Libraries Foundation;
New Brunswick Research and Productivity Council;
Premier's Council on the Status of Disabled Persons;
Provincial Holdings Ltd.;
Strait Crossing Finance Inc.

b) Significant Accounting Policies

Accrual Accounting

Expenses are recorded for all goods and services received during the fiscal year.

Revenue from Canada under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act, 1977, and the Canada-New Brunswick Tax Collection Agreement is accrued based on information provided by Canada and is subject to adjustment in future years.

All other revenues and recoveries are recorded on an accrual basis.

2005	PROVINCE OF NEW BRUNSWICK	17

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Debt Charges

Interest and other debt service charges are reported in the Statement of Operations as Service of the Public Debt except as described below:

Because government enterprises are included in the Provincial Reporting Entity through modified equity accounting, the cost of servicing their debt is not included in the Service of the Public Debt expense. The cost of servicing the debt of government enterprises is an expenditure included in the calculation of their net profit or loss for the year.

Interest costs imputed on the Province’s Accrued Pension Liability are recorded as part of pension expense, which is included in various expenditure functions.

Interest earned on the assets of the General Sinking Fund and on other provincial assets is reported as revenue.

Note 12 to these financial statements reports the components of the Service of the Public Debt Expense function and total debt charges.

Government Transfers

Government transfers are transfers of money, such as grants, from a government to an individual, an organization or another government for which the government making the transfer does not receive any goods or services directly in return.

Government transfers are recognized in the Province's financial statements as expenses or revenues in the period that the events underlying the transfer occurred. Liabilities have been established for any transfers due at 31 March 2005 for which the intended recipients have met the eligibility criteria. Receivables have been established for transfers to which the Province is entitled under governing legislation, regulation or agreement.

During the year ended 31 March 2005, funding of $24.0 million for Diagnostic and Medical Equipment was received from Canada. $7.9 million of this amount has been deferred to 2006.

Tangible Capital Assets

Tangible capital assets are assets owned by the Province which have useful lives greater than one year. Commencing in 2005, capital assets are being reported on the Statement of Financial Position. Certain dollar thresholds have been established for practical purposes. Computer hardware and software have not been capitalized in the Province’s financial statements.

Tangible capital assets are reduced by the amount of revenue received to assist in the purchase or construction of those assets. Both the assets and restated reduction are being amortized over the useful lives of the assets at the rates indicated in Note 9.

Short Term Investments

Short term investments are recorded at cost.

Allowances

Allowances have been established for accounts receivable, loan guarantees and other possible losses. These allowances are disclosed in the schedules to the financial statements.

18	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Concessionary Loans

There are two situations where the Province charges loan disbursements entirely as expenses. These are:

Loan agreements which commit the Province to provide future grants to the debtor to be used to repay the loan.

Loan agreements which include forgiveness provisions if the forgiveness is considered likely.

In both these situations, the loan is charged to expense when it is disbursed.

Loans that are significantly concessionary because they earn a low rate of return are originally recorded as assets at the net present value of the expected future cash flows. The net present value is calculated using the Province’s borrowing rate at the time the loan was issued. The difference between the nominal value of the loan and its net present value is recorded as an expense.

Inventories

Inventories are recorded at the lower of cost or net realizable value. Inventories include supplies for use, and goods and properties held for resale. Properties held for resale are reported as a financial asset and include land and fixtures acquired or constructed for the purpose of sale. Properties held for resale also include properties acquired through foreclosure. Properties acquired through foreclosure which have not been disposed of within two fiscal year ends of repossession are removed from inventory and are recorded as expenditure.

Inventories of supplies for use are reported as a non financial asset.

Deferred Revenue

Amounts received or recorded as receivable but not earned by the end of the fiscal year are recorded as deferred revenue.

Deposits Held in Trust

Any funds remitted to the Province and held in trust for specified persons are included in both the financial assets and liabilities of the Province. Legally established trust funds which the Province administers but does not control are not included as Provincial assets or liabilities. Note 17 to these financial statements discloses the equity balances of the trust funds administered by the Province.

Borrowing on Behalf of New Brunswick Electric Finance Corporation

The Province, as represented by the Consolidated Fund, has issued long term debt securities on behalf of New Brunswick Electric Finance Corporation in exchange for debentures with like terms and conditions.

The New Brunswick Electric Finance Corporation debentures received by the Province are reported in the Statement of Financial Position as a reduction of Funded Debt. This financing arrangement was used to obtain more favourable debt servicing costs. The transactions involving these securities, including the debt servicing costs, are not part of the budget plan of the Province’s Consolidated Fund.

2005	PROVINCE OF NEW BRUNSWICK	19

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Foreign Currency Translation

The Province's assets, liabilities and contingent liabilities denominated in foreign currencies are translated to Canadian dollars at the year end rates of exchange, except where such items have been hedged or are subject to interest rate and currency swap agreements. In such cases, the rates established by the hedge or the agreements are used in the translation. Revenue and expense items are translated at the rates of exchange in effect at the respective transaction dates.

Exchange gains and losses are included in the Statement of Operations except for the unrealized exchange gains and losses arising on the translation of long term items, which are deferred and amortized on a straight line basis over the remaining life of the related assets or liabilities.

Leases

Long term leases, under which the Province, as lessee, assumes substantially all the benefits and risks of ownership of leased property, are classified as capital leases although certain minimum dollar thresholds are in place for practical reasons. The present value of a capital lease is accounted for as a tangible capital asset and an obligation at the inception of the lease.

All leases under which the Province does not assume substantially all the benefits and risks of ownership related to the leased property are classified as operating leases. Each rental payment required by an operating lease is recorded as an expense when it is due.

Measurement Uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized in financial statements. This uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount. Many items in these financial statements have been measured using estimates. Those estimates have been based on assumptions that reflect economic conditions.

Some examples of where measurement uncertainty exists are the establishment of allowances for doubtful accounts, the determination of pension expense and the calculation of transition balances for Tangible Capital Assets.

NOTE 2     BUDGET

The budget amounts included in these financial statements are the amounts published in the Main Estimates, adjusted for transfers from the Supplementary Funding Provision Program and elimination of inter-account transactions.

The Supplementary Funding Provision Program is an appropriation which provides funding to other programs for costs associated with contract settlements and other requirements not budgeted in a specific program.

Budget figures for the year ending 31 March 2005 have also been adjusted for the acquisition of tangible capital assets and amortization expense. These amounts are disclosed in the Main Estimates as a separate schedule.

20	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 3     CHANGE IN ACCOUNTING POLICY

The Province adopted Tangible Capital Asset reporting in 2005 in accordance with the Public Sector Accounting Board (PSAB) guidelines. No change to Net Debt resulted from this change; however, the Province now reports another figure, Accumulated Deficit. This amount represents Net Debt less non financial assets.

As a result of this adoption, the prior year revenue was reduced by $49.8 million relating to grants for capital assets that were netted against the asset cost. Expenditures have been restated to the expense basis resulting in an increase of $20.5 million. This amount consists of $269.1 million of amortization expense less $248.6 million of costs that were capitalized.

The Province has reclassified supplies inventory and prepaid and deferred charges as non financial assets in accordance with PSAB. This resulted in an increase in Net Debt at 31 March 2003 of $166.3 million and at 31 March 2004 of $151.4 million. There was no impact on the annual surplus.

NOTE 4     BALANCING OF EXPENDITURE AND REVENUE

The Province’s Balanced Budget Act requires that total expenditures not exceed total revenues for the period commencing 1 April 2004 and ending 31 March 2008.

That Act stipulates that any change made within the last fifteen months of the period from 1 April 2004 to 31 March 2008, or after completion of that period, in relation to the official estimates by the Government of Canada for provincial entitlements under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act or the Canada-New Brunswick Tax Collection Agreement, shall not be taken into account.

The difference for the period ending 31 March 2005 between revenue and expenditure is as follows:

(millions)
2005 Actual
Revenue per Statement of Operations Adjustment	$ 5,959.8
Revenue to acquire tangible capital assets	34.3
Total Revenue	5,994.1

Expense per Statement of Operations	5,717.6
Adjustments
Expenditures capitalized	326.7
Amortization of tangible capital assets	(193.4)
Losses on sales of tangible capital assets	(2.3)
Change in other non-financial assets	14.0
Total Expenditure	5,862.6
Surplus for the year Balanced Budget Act	$ 131.5

2005	PROVINCE OF NEW BRUNSWICK	21

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 5     LOANS AND ADVANCES

In addition to establishing budgets for various revenue and expenditure classifications, the Province budgets disbursements and recoveries for loans and advances. The budgeted amounts and actual results for the year ended 31 March 2005, and the actual results for the year ended 31 March 2004 are as follows:

	(millions)
	2005	2005	2004
	Budget	Actual	Actual
Disbursements
Agricultural Development Act	$ 3.0	$ ---	$ 0.2
Economic Development Act	42.0	18.2	13.3
Fisheries Development Act	5.0	1.3	0.5
Housing	5.4	4.9	4.8
Municipal Assistance Act	1.0	0.9	---
Veteran's Affairs	---	---	0.9
Other	1.6	---	---
Total Disbursements	58.0	25.3	19.7

Recoveries
Agricultural Development Act	1.1	1.5	0.5
Economic Development Act	9.5	11.2	25.8
Municipalities	0.3	0.3	0.3
Fisheries Development Act	2.8	3.7	2.9
Housing	4.4	4.9	4.2
Provincial Holdings Ltd.	0.3	0.3	0.3
Veterans' Affairs	1.4	1.4	1.3
Other	0.4	0.3	0.3
Total Recoveries	20.2	23.6	35.6
Net Loans and Advances	$ 37.8	$ 1.7	$ (15.9)

22	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 6     SPECIAL PURPOSE ACCOUNTS

Special Purpose Account revenue earned but not spent accumulates as a surplus in that account and may be spent in future years for the purposes specified. At 31 March 2005, the accumulated surplus in all Special Purpose Accounts totaled $78.3 million ($72.2 million 2004). This total is a component of net debt and accumulated deficit. The following table summarizes the change in the accumulated Special Purpose Account surplus.

		(millions)
	2004	2005
	Accumulated Surplus	Revenue	Expense	Accumulated Surplus
Education
Canada Student Loans	$ 0.4	$ 10.5	$ 10.7	$ 0.2
Fred Magee Account	0.3	---	---	0.3
Library Account	0.3	0.4	0.4	0.3
Scholarship and Trusts	---	0.1	0.1	---
Self Sustaining Accounts	5.4	10.0	8.4	7.0
Environment and Local Government
Environmental Trust Fund	3.5	5.7	5.2	4.0
Family and Community Services
CHMC Funding	45.4	7.4	4.1	48.7
Finance
Strait Crossing Finance Inc.	---	0.1	0.1	---
General Government
Active Community School Sport Project	0.2	0.2	0.3	0.1
Arts Development Trust Fund	---	0.7	0.7	---
Historic Places	---	0.4	0.5	(0.1)
Sport Development Trust Fund	0.1	0.5	0.5	0.1
Health and Wellness
Hospital Liability Protection Amount	0.5	4.2	4.6	0.1
Medical Research Assistance Account	3.1	0.1	---	3.2
Justice
Child Centered Family Justice Fund	0.3	0.2	0.5	---
Natural Resources
Grand Lake Meadows	0.3	---	---	0.3
Trail Management Trust Fund	0.7	1.0	0.6	1.1
Wildlife Trust Fund	1.3	1.0	1.2	1.1
Recoverable Projects	---	0.1	0.1	---
Public Safety
Municipal Police Assistance	0.4	2.3	1.0	1.7
National Safety Code Agreement	0.1	0.1	0.2	---
Suspended Driver - Alcohol Re-education	---	0.3	0.3	---
Victim Services Account	0.1	1.5	1.2	0.4
Supply and Services
Land Management Account	6.2	1.2	1.1	6.3
Public/Private Partnership Projects	0.2	---	---	0.2
Renovation of Old Government House	0.3	---	---	0.3
Tourism and Parks
Parlee Beach Maintenance	---	0.1	0.1	---
Training and Employment Development
Connect NB	0.2	---	0.2	---
Johann Wordel Account	0.1	---	---	0.1
NB Community College Scholarship Account	0.5	0.1	---	0.6
Recoverable Projects	2.3	0.2	0.2	2.3
	$ 72.2	$ 48.4	42.3	$ 78.3

2005	PROVINCE OF NEW BRUNSWICK	23

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 7     OBLIGATIONS UNDER CAPITAL LEASES

The total future principal and interest payments for capital leases amount to $1,768.8 million ($1,847.5 million 2004). That amount includes $849.4 million ($865.8 million 2004) in principal and $919.3 million ($981.7 million 2004) in interest.

Minimum annual principal and interest payments in each of the next five years are as follows:

Fiscal Year	(millions)
2005-2006	$ 76.1
2006-2007	76.6
2007-2008	76.3
2008-2009	76.3
2009-2010	76.7

NOTE 8     GOVERNMENT ENTERPRISES

A Government Enterprise is an organization accountable to the Legislative Assembly that has the power to contract in its own name, has the financial and operating authority to carry on a business, sells goods and services to customers outside the Provincial Reporting Entity as its principal activity, and that can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside the Provincial Reporting Entity.

The following is a list of Government Enterprises, and their fiscal year ends, which are included in the Provincial Reporting Entity as described in note 1 a) to these financial statements.

Lotteries Commission of New Brunswick (Lotteries)	31-03-05
New Brunswick Liquor Corporation (Liquor)	31-03-05
New Brunswick Municipal Finance Corporation (Municipal Finance)	31-12-04
New Brunswick Electric Finance Corporation (NB Electric Finance)	31-03-05
New Brunswick Power Holding Corporation (NB Power)	31-03-05
New Brunswick Securities Commission (Securities)	31-03-05

The following table presents condensed financial information of these Government Enterprises.

24	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

	Lotteries	Liquor	Municipal Finance	NB Electric Finance	NB Power	Securities
Assets
Cash and Equivalents	$ ---	$ 0.2	$ 1.1	$ 0.1	$ 4.0	$ 1.0
Receivables	0.2	1.7	5.1	57.7	217.0	0.1
Prepaids	---	0.5	---	---	3.0	---
Inventories	---	17.3	---	---	106.0	---
Investments	---	---	---	140.5	---	---
Deferred Charges	---	1.9	---	46.2	71.0	---
Fixed Assets	---	10.5	---	---	3,237.0	---
Long Term Notes Receivables	---	---	---	2,815.5	---	---
Other Assets	---	---	466.6	339.8	200.0	0.6
Total Assets	$ 0.2	$ 32.1	$ 472.8	$ 3,399.8	$ 3,399.8	$ 1.7

Liabilities
Short Term Indebtedness	$ ---	$ ---	$ ---	$ 422.0	$ 340.0	$ ---
Payables	---	17.5	5.2	76.7	259.0	0.1
Reserves	---	---	---	---	---	0.4
Long Term Debt	---	2.9	466.6	3,522.8	2,816.0	---
Sinking Funds	---	---	---	(434.9)	---	---
Deferred Liabilities	---	---	---	---	323.0	---
Total Liabilities	$ ---	$ 20.4	$ 471.8	$ 3,586.6	$ 3,738.0	$ 0.5

Equity
Capital Stock	$ ---	$ ---	$ ---	$ ---	$ 140.0	$ ---
Contributed Surplus	---	---	---	---	187.0	---
Retained Earnings	0.2	11.7	1.0	(186.8)	(191.0)	1.2
Total Equity	0.2	11.7	1.0	(186.8)	136.0	2.2
Total Liabilities and Equity	$ 0.2	$ 32.1	$ 472.8	$ 3,399.8	$ 3,3874.0	$ 1.7

Net Income
Revenue	$ 122.8	$ 331.0	$ 23.5	$ 137.2	$ 1,403.0	$ 6.1
Expenses	(4.6)	(209.2)	(0.1)	(15.3)	(1,187.0)	(1.7)
Interest Expense	---	---	(23.3)	(122.1)	(202.0)	---
Special Payments	---	---	---	---	(5.0)	---
Net Income	$ 118.2	$ 121.8	$ 0.1	$ (0.2)	$ 9.0	$ 4.4

The financial information of Government Enterprises is prepared according to generally accepted accounting principles, using accounting policies that are appropriate for the industry segment in which they operate. These accounting policies may not be consistent with accounting policies used by other member organizations of the Provincial Reporting Entity.

Because minor adjustments are required for timing differences, the net income amounts reported in the financial statements of government enterprises may vary slightly from the investment income reported in the Province’s Statement of Operations.

2005	PROVINCE OF NEW BRUNSWICK	25

NOTES TO THE FINANCIAL STATEMENTS
 31 March 2005

Lotteries Commission of New Brunswick

The Lotteries Commission of New Brunswick is a shareholder in Atlantic Lottery Corporation Inc. and in the Interprovincial Lottery Corporation. Atlantic Lottery Corporation Inc. is jointly owned by the four Atlantic Provinces and is responsible to develop, organize, undertake, conduct and manage lotteries in Atlantic Canada. Atlantic Lottery Corporation Inc. also markets and handles the products of the Interprovincial Lottery Corporation. The Interprovincial Lottery Corporation is a corporation jointly owned by the ten Canadian provinces.

New Brunswick Liquor Corporation

The New Brunswick Liquor Corporation was established under the New Brunswick Liquor Corporation Act. Its business activity is the purchase, distribution and sale of alcoholic beverages throughout the Province of New Brunswick.

New Brunswick Municipal Finance Corporation

The Municipal Finance Corporation was established under the New Brunswick Municipal Finance Corporation Act. Its purpose is to provide financing for municipalities and municipal enterprises through a central borrowing authority.

New Brunswick Electric Finance Corporation

New Brunswick Electric Finance Corporation is a Crown Corporation formed to assume New Brunswick Power's existing debt, to capitalize the new companies with debt and equity to enable them to become financially independent of Government, and to receive interest, dividend and special payments (in lieu of taxes) to enable it to service and repay the debt it has assumed.

The New Brunswick Electric Finance Corporation (NBEFC) includes the NBPHC using the modified equity method. At 31 March 2005 it had included $0.5 million of net income from NBPHC. In the preceding table, the amounts disclosed as Short Term Indebtedness and Long Term Debt for NBPHC are also shown as Long Term Notes Receivables and Other Assets by NBEFC. The $140.5 million shown by NBEFC as an investment is equal to the amount of Capital Stock of NBPHC plus all earnings of the corporation subsequent to 30 September 2004. In addition, $3,316.6 million of the amount shown as Long Term Debt of NBEFC has been borrowed by the Province and is shown on the Statement of Financial Position as a reduction of Funded Debt.

New Brunswick Power Holding Corporation

The New Brunswick Power Corporation was established as a Crown Corporation of the Province of New Brunswick in 1920 by enactment of the New Brunswick Electric Power Act. On October 1, 2004 the Province of New Brunswick proclaimed the Electricity Act which resulted in the reorganization of NB Power and the restructuring of the electricity industry in New Brunswick. NB Power was continued as New Brunswick Power Holding Corporation (NBPHC) with four new subsidiary operating companies which commenced operations on that date.

NB Power Holding Corporation provides for the continuous supply of energy adequate for the needs and future development of the Province, and promotes economy and efficiency in the distribution, supply, sale and use of power.

26	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

New Brunswick Securities Commission

The New Brunswick Securities Commission is a Provincial Corporation under the Securities Act (New Brunswick) established on July 1, 2004. The business of the Commission is the regulation of the New Brunswick capital market, including administration of the Act, the Securities Regulation and the New Brunswick Securities Commission rules.

NOTE 9     TANGIBLE CAPITAL ASSETS

Tangible capital assets include acquired, built, developed and improved tangible assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services. Computer hardware and software are not included for the year ended March 31, 2005.

Certain assets which have historical or cultural value, including works of art, historical documents and historical and cultural artifacts are not recognized as tangible capital assets. Assets under construction are not amortized until the asset is available to be put into service.

Calculation of opening balances included, where available, acquisition totals reported in Public Accounts from 1973 to 2004. These numbers were reduced for related revenue recoveries, grants, maintenance costs and other non capital expenditures. Surfacing costs have been segregated starting in 2005. Prior to 2005, these costs are included in roads and highways and bridges.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives using the rates noted below. One-half of the annual amortization is charged in the year of acquisition and in the year of disposal.

The following table summarizes the net book value of tangible capital assets.

Summary of Net Book Value

	(millions)
	2005				2004
	Estimated Useful Life (Yrs.)	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Land	Indefinite	$ 297.2	$ ---	$ 297.2	$ 286.9
Roads and Highways	40-50	3,439.3	975.2	2,464.1	2,527.5
Bridges	40-50	588.4	219.4	369.1	374.0
Surfacing	20	58.7	1.5	57.2	---
Ferries	40	12.0	3.8	8.1	7.0
Land Improvements	20-25	54.7	41.7	13.1	12.4
Buildings	20-40	2,177.9	952.1	1,225.7	1,236.8
First Time Equipping	5	7.4	5.2	2.2	2.3
Motor Vehicles	5	261.1	171.2	89.9	83.3
Machinery and Equipment	5-15	421.2	293.2	128.0	115.6
Water Management Systems	20-50	6.5	0.3	6.2	4.1
Assets Under Construction	n/a	85.4	---	85.4	---
Other	Various	0.5	---	0.5	0.1
Total		$7,410.3	$2,663.6	$4,746.7	$4,650.0

2005	PROVINCE OF NEW BRUNSWICK	27

NOTES TO THE FINANCIAL STATEMENTS 31
March 2005

NOTE 10     BORROWING AUTHORITY

a) Balance of Borrowing Authority under the Provincial Loans Act

The balance of borrowing authority granted under the Provincial Loans Act is as follows:

	(millions)
	Balance 2004	Authority Granted During the Year	Borrowing During the Year	Balance 2005
Loan Act 2001	$ 94.0	$ ---	$ 94.0	$ ---
Loan Act 2003	400.0	---	150.0	250.0
Loan Act 2004	---	300	---	300.0
	$ 494.0	$ 300.00	$ 244.0	$ 550.0

Under the authority of section 2 of the Provincial Loans Act, the maximum temporary indebtedness of the Province is $ 1,400.0 million. At 31 March 2005, the cash position of the Province net of bank advances and short term borrowing was $148.3 million.

Under the authority of subsection 3(1) of the Provincial Loans Act, the Province may borrow sums required for the repayment, refinancing or renewal of securities issued or for the payment of any loan or liability, repayment of which is guaranteed by the Province. This authority is in addition to the authorities listed above.

b) Borrowing by the Municipal Finance Corporation

The New Brunswick Municipal Finance Corporation has authority under the New Brunswick Municipal Finance Corporation Act to provide financing for municipalities and municipal enterprises. As at 31 December 2004, long term debt owed by the corporation was $466.6 million.

28	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 11     FUNDED DEBT OUTSTANDING

The following is a maturity schedule for the total amount of the Province’s Funded Debt.

		(millions)
Fiscal Year of Maturity	Interest Rate (%) Range	Currency Amount	Total Funded Debt	NB Electric Finance Corporation	Funded Debt For Provincial Purposes

2005-2006	6.5 3.0-12.6	US $150.0 CAN $682.1	$ 189.7 682.1	$ --- (436.0)
			871.8	(436.0)	$ 435.8
2006-2007	5.6 3.4-10.0	Sfr 100.0 CAN $766.5	104.4 766.5	--- (106.0)
			870.9	(106.0)	764.9
2007-2008	3.8-11.1	CAN $892.6	892.6	(355.3)	537.3
2008-2009	4.3-10.4	CAN $1,011.3	1,011.3	(150.0)	861.3
209-2010	4.5-10.3	CAN $1,122.7	1,122.7	(400.0)	722.7
210-2011 & After	6.8-9.8 4.5-11.0	US $800.0 CAN $5,976.6	967.7 5,976.6	(544.3) (1,325.0)
			6,944.3	(1,869.3)	5,075.0
Funded Debt before Sinking Fund Investments			11,713.6	(3,316.6)	8,397.0
Less: Sinking Fund Investments			4,165.4	(391.6)	3,773.8
Funded Debt Outstanding			$ 7,548.2	$ (2,925.0)	$ 4,623.2

2005	PROVINCE OF NEW BRUNSWICK	29

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Pursuant to section 12 of the Provincial Loans Act, the Minister of Finance maintains a General Sinking Fund for the repayment of funded debt either at maturity or upon redemption in advance of maturity. At 31 March 2005, the equity of the General Sinking Fund accumulated for the repayment of Provincial Debt was $3,773.8 million ($3,716.2 million 2004). Some of the assets of this Fund are bonds and debentures issued or guaranteed by the Province of New Brunswick. The provincial net book value of these investments at 31 March 2005 was $1,647.7 million ($1,565.6 million 2004).

Because government enterprises are included in the reporting entity through modified equity accounting, long term debt issued directly by those enterprises is not included in the amount of Funded Debt Outstanding. Note 8 to these financial statements discloses the long term debt obligations of government enterprises.

The following amounts, which are payable swap agreements, have been included in the preceding funded debt maturity schedule. They have been reflected in that schedule in the currency payable per each financial swap agreement.

	(millions) 2005
Fiscal Year of Maturity	Amount Payable in Original Currency	Amount Payable Per Financial Swap Agreement	Canadian Dollar Equivalent

2006-2007	CAN $ 95.1	Sfr 100.0	$ 104.4
2007-2008	US $ 500.0	CAN $ 791.5	791.5
			$ 895.9

The swap agreements are interest rate and currency swap agreements except the Sfr 100.0 issue due 2006-2007 which is a currency swap agreement only.

The following estimated payments are required in each of the next five years to meet the sinking fund provisions of existing debt.

Fiscal Year	(millions)
2005-2006	$ 123.4
2006-2007	115.3
2007-2008	106.6
2008-2009	92.1
2009-2010	87.8

30	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 12    DEBT CHARGES

Employees of the Province and certain other entities, as well as members of the Legislative Assembly, are entitled to receive pension benefits. The Pension plans under which these benefits are received are as follows:

	(millions)
	2005	2004

Interest	$ 756.9	$ 766.2
Interest on Fredericton - Moncton Highway Capital Lease	57.5	58.1
Interest on Other Capital Leases	2.3	2.3
Foreign Exchange Expense	(21.7)	(40.3)
Other Expenses	1.9	2.1
	796.9	788.4

Interest Recovery for Debt Incurred for the New Brunswick Power Corporation	(216.0)	(205.5)
Service of the Public Debt	580.9	582.9
Sinking Fund Earnings	(221.6)	(222.5)
Debt Charges before Pension Interest	359.3	360.4
Pension Interest Charged	17.6	85.4
	$ 376.9	$ 445.8

NOTE 13    PENSION PLANS

a)  Description

Employees of the Province and certain other entities, as well as members of the Legislative Assembly, are entitled to receive pension benefits.  The Pension plans under which these benefits are received are as follows:

Plan Name	Date of Latest Actuarial Valuation for Accounting Purposes

Public Service Superannuation Plan (PSSA)	01 April 2004
Teachers' Pension Plan (TPA)	01 April 2004
Provincial Court Act and Provincial Court Judges' Pension Act (Judges')	01 April 2004
Members' Superannuation Plan and Members' Pension Plan (Members')	01 April 1996
Pension Plan for Canadian Union of Public Employees of New Brunswick Hospitals (H-CUPE)	---
Pension Plan for Management Employees of New Brunswick School Districts (Sch-Mgt)	01 January 2002
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts (GLTS)	01 January 2003
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts (CUPE 2745)	01 January 2003
Ombudsman Plan (Ombud)	---
Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals (H-CBE)	---
Pension Plan for Part-time and Seasonal Employees (Part-time)	---
Early Retirement / Workforce Adjustment Program (Early Ret)	01 April 1999

2005	PROVINCE OF NEW BRUNSWICK	31

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Pension funds distinct from the Consolidated Fund exist for each of these pension plans, except the Members’ Superannuation Plan, Members’ Pension Plan and the Ombudsman Plan.

The pension expense and liability relating to NB Power employees belonging to the Public Service Superannuation Plan are fully accounted for in the financial statements of NB Power. The schedules in this note have been adjusted to reflect this.

The following is a summary of the contribution levels and basic member benefits for each pension plan. Complete plan descriptions are contained in the specific plan documentation.

	Contributions
	Employee			Benefits
Plan	Earnings up to YMPE	Earnings Above YMPE	Employer	Unreduced Benefits	Reduced Benefits	Basic Benefit	Annual Benefit Indexing
PSSA	5.80%	7.50%	Determined by an actuary required to fund current services costs	Age 60 with 5 years service.	Age 55 with 5 years service.	2.0% of salary times years services. Integrated with CPP.	Up to 5.00%
TPA	7.30%	9.00%	Equal to Employee.	Sum of age and years of servcice 87; 35 years service; or age 65 with 5 years service; or age 60 years with 20 years service.	Sum of age and service total 80 or age 60 with 5 years service.	2.0% of salary times years services. Integrated with CPP.	up to 4.75%
Sch-Mgt	This plan is being curtailed. There are no current contributors to the plan		N/A	Age 60 with 5 continuous years service.	At age 55 with 5 continuous years service.	2.0% of salary times years service. Integrated with CPP.	Up to 3.00%
CUPE 2745	4.50%	6.00%	No more than 95% of employee contributions	Age 60 with 5 years continuous employment	Age 55 with 5 years continuous employment	1.3% to 2.0% of salary times years service. Integrated with CPP.	Up to 2.00%
GLTS	4.50%	6.00%	Not less than 95% of employee contributions.	Age 60 with 5 years continuous service.	Age 55 with 5 years continuous employment.	1.4% to 2.0% of salary times years service. Integrated with CPP.	Up to 2.00%
Judges' a)Provincial Court Act	7.00%	N/A	Determined by an actuary.	Age 60 with 25 years service or at age 65 with 10 years service.	N/A	60% of salary Integrated with CPP.	Up to 60%
b)Provincial Court Judges' Pension Act	7.00%	N/A	Determined by an actuary.	Age 60 with 2 years service.	2 years service.	2.75% per year of service up to 65% of salary. Not integrated with CPP.	Up to 5.00%

32	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

Contributions
	Employee			Benefits
Plan	Earnings Up to YMPE	Earnings Above YMPE	Employer	Unreduced Benefits	Reduced Benefits	Basic Benefit	Annual Benefit Indexing
H-CUPE	5.15%	6.00%	Currently on a contibution holiday.	Age 60 with 5 years continuous service.	Age 55 with 5 years continuous employment.	1.4% to 1.75% of salary times years service. Integrated with CPP.	Up to 2.00%
H-CBE	5.185%	6.61%	Equal to employee contributions.	Age 60 with 5 years continuous service. Normal retirement at age 65.	Age 55 with 5 years continuous employment.	2.0% of salary times years service. Integrated with CPP.	Up to 4.00%
Part-Time	2.00% 3.21% or 4.50%	N/A	Equal to employee contributions.	Normal retirement age 65.	N/A	Defined contribution plan.	N/A
Ombud	This plan has no active members and exists solely to pay benefits to past Ombudsmen or their beneficiaries. The current and future Ombudsmen are members of either the Judges' or PSSA Plan.
Early Ret	The Province has obligations under various early retirement initiatives.
Members'	a) Members' Superannuation Plan
Applies to Members of Legislative Assembly who were MLA's prior to enactment of this Members' Pension Act.
Members contribute 9% of MLA's indemnity plus 6% of Minister's salary.
Province contributes amount equal to excess of pension payments over member contributions plus interest.
Eligible for benefits upon ceasing to be an MLA with at least 10 sessions service.
Basic MLA benefits equal 4.5% of average indemnity times number sessions up to final year's indemnity.
Basic Minister's benefits equal 3% of Minister's average salary times years service as a Minister.
b) Members' Pension Plan
Members contribute lesser of amount under MSP and maximum deductible RPP contributions per Income Tax Act.
Province contributes amount equal to excess of pension payments over member contributions plus interest.
Eligible for benefits at age 60 upon ceasing to be an MLA with minimum 8 sessions service.
Supplementary allowance at age 55 minimum 8 sessions service.
Basic MLA benefits equal 2% of average indemnity times sessions served. Additional supplementary allowance of 125% of basic MLA's pension.
Basic Ministers' benefits equal 2% of average salary times years service as Minister.
Additional supplementary allowance of 50% of basic Ministers' pension amount.

2005	PROVINCE OF NEW BRUNSWICK	33

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

b) Pension Liability

With the exception of the H - CBE plan and the H - CUPE plan which are defined benefit plans with fixed employer contributions, and the Part-Time plan, which is a defined contribution plan, the Province is liable for any excess of accrued pension benefits over pension fund assets. The Provincial share of the estimated pension liability for all pension plans is $156.7 million ($271.5 million 2004). This estimate is based on actuarial valuations for accounting purposes using the projected unit credit method, calculated as at the dates listed above. This method estimates the present value of retirement benefits associated with the period of employee service to the valuation date. These actuarial valuations were based on a number of assumptions about future events, such as rates of return on assets, wage and salary increases and employee turnover and mortality. Section g) of this note lists some of the actuarial assumptions used. Section h) lists selected information about plan members.

Details of the pension liability are outlined in the following table. The estimated accrued benefits and the value of plan assets reported have been updated to the most recent year end of the applicable pension plan. This was based on a projection of the actuarial assumptions and on actual contribution levels. The plans for hospital and school district employees have 31 December year ends. All other plans have 31 March year ends.

Details of the unamortized adjustments and valuation allowances are disclosed in sections d), e) and f) of this note.

	(millions)
	2005					2004
Plan	Estimated Accrued Benefits	Value of Assets	Actuarial Pension Liability (Surplus)	Unamortized Pension Adjustments and Valuation Allowance	Pension Liability (Surplus)	Pension Liablility (Surplus)
PSSA	$ 2,920.4	$ 2,924.3	$ (3.9)	$ (25.7)	$ (29.6)	$ 20.8
TPA	3,353.0	3,279.9	73.1	(34.5)	38.6	124.6
Judges'	29.2	24.0	5.2	9.2	14.4	15.1
Members'	37.6	---	37.6	---	37.6	36.6
H - CUPE	---	30.2	(30.2)	---	(30.2)	(33.5)
Sch - Mgt	14.3	13.1	1.2	---	1.2	1.3
GLTS	182.2	209.1	(26.9)	12.5	(14.4)	(12.9)
CUPE 2745	35.6	41.1	(5.5)	(2.7)	(8.2)	(8.1)
Early Ret	147.3	---	147.3	---	147.3	127.9
	$ 6,719.6	$ 6,521.7	$ 197.9	$ (41.2)	$ 156.7	$ 271.5

The value of accrued benefits in all plans exceeds the value of assets by $197.9 million at 31 March 2005. However, because the calculation of this excess includes estimates of future events and market values of assets, the Statement of Financial Position reports a liability of $156.7 million for accounting purposes. The difference of $41.2 million is being amortized over future years.

34	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

c) Change in Pension Liability

The components of the change in pension liability are disclosed in the following table:

	(millions)
Plan	Employers' Share of Pension Benefits Earned	Pension Interest	Amortization of Adjustments	Valuation Adjustment	Total Pension Expense	Employer Pension Contribution	Increase (Decrease) in Pension Liability

PSSA	$ 40.2	$ 1.3	$ (8.4)	$ ---	$ 33.1	$ 8.35	$ (50.4)
TPA	33.0	7.0	(21.9)	---	18.1	104.1	(86.0)
Judges'	1.0	0.4	(1.8)	---	(0.4)	0.3	(0.7)
Members'	0.7	3.0	---	---	3.7	2.4	1.3
H - CUPE	6.4	(3.1)	---	---	3.3	---	3.3
Sch - Mgt	---	0.3	(0.4)	---	(0.1)	---	(0.1)
GLTS	3.6	(1.7)	0.2	(1.2)	0.9	2.4	(1.5)
CUPE 2745	0.7	(0.4)	0.5	(0.3)	0.5	0.6	(0.1)
Ombud	0.2	---	---	---	0.2	0.2	---
H - CBE	13.5	---	---	---	13.5	13.5	---
Part-time	5.1	---	---	---	5.1	5.1	---
Early Ret	19.7	10.8	---	---	30.5	11.1	19.4
	$ 124.1	$ 17.6	$ (31.8)	$ (1.5)	$ 108.4	$ 223.2	$ (114.8)

Total pension benefits of $209.7 million were earned by employees during the fiscal year. Employees contributed $ 76.8 million toward these benefits. The value of pension benefits charged to agencies was $8.8 million. The employers’ share of pension benefits earned was $124.1 million.

d) Experience Adjustments

Experience gains or losses are generally amortized to pension expense over the estimated average remaining service life of active contributors. The following table summarizes the experience gains or losses for each plan:

			(millions)
Plan	Estimated Average Remaining Service Life of Active Contributors (years)	31 March 2004 Unamortized Experience Adjustments	New Experience (Gains) Losses	Amortization of Experience Adjustments	31 March 2005 Unamortized Experience Adjustments

PSSA	15.0	$ 36.9	$ 51.3	$ (3.3)	$ 84.9
TPA	15.0	138.8	47.2	(3.0)	183.0
Judges'	8.0	(9.5)	(1.0)	1.8	(8.7)
Sch - Mgt	---	---	(0.4)	0.4	---
GLTS	12.0	1.8	3.0	(0.2)	4.6
CUPE 2745	14.0	1.4	1.4	(0.1)	2.7
		$ 169.4	$ 101.5	$ (4.4)	$ 266.5

2005	PROVINCE OF NEW BRUNSWICK	35

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

e) Changes to Actuarial Assumptions

Changes to actuarial assumptions are amortized to pension expense over the estimated average remaining service life of active contributors. The following table summarizes the value of estimation adjustments arising from changes to actuarial assumptions for each plan:

		(millions)
Plan	Estimated Average Remaining Service Life of Active Contributors (years)	31 March 2004 Unamortized Value of Changes to Assumptions	New Changes to Assumptions	Amortization of Changes to Assumptions	31 March 2005 Unamortized Value of Changes to Assumptions

PSSA	15.0	$ (18.5)	$ (52.4)	$11.7	$ (59.2)
TPA	15.0	(109.4)	(64.0)	24.9	(148.5)
Judges'	8.0	---	(0.5)	---	(0.5)
		$ (127.9)	$ (116.9)	$36.6	$ (208.2)

f) Valuation Allowance

Pension surpluses for individual plans that exceed certain limits have been reduced by valuation allowances. Details of the allowances are provided in the following table:

(millions)
Plan	31 March 2005 Valuation Allowance
GLTS	$ (17.1)

36	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

g) Actuarial Assumptions

Calculation of the Province’s employee pension obligations and related pension expenditure is based on long and short term actuarial assumptions except the Judges’ Plan where only long term assumptions are used.

The tables below disclose the long term assumptions and the range of short term assumptions used in the actuarial valuations.

Long Term Assumptions
Plan	Rate of Return on Assets (0%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)
PSSA	7.90	4.00 plus promotional increase between 0.25 and 1.50	3.50	3.30 to 3.40
TPA	7.90	4.00 plus promotional increase between 0.25 and 1.50	3.50	3.20 to 3.40
Judges'	7.90	4.50	3.50	3.30 to 3.40
Sch - Mgt	8.16	4.75	4.00	2.00
GLTS	7.90	4.00	3.50	2.00
CUPE 2745	7.90	4.00	3.50	2.00
Member's	8.16	4.75	4.00	4.00

Short Term Assumptions
Plan	Rate of Return on Assets (%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)
PSSA	7.90	2.00 to 3.00	2.00 to 3.00	1.70 to 2.70
TPA	7.90	2.00 to 3.00	2.00 to 3.00	1.70 top 2.75
Sch - Mgt	7.90	1.50 to 4.00	2.00 to 3.50	2.00
GLTS	7.90	2.00 to 3.00	2.00 to 3.00	2.00
CUPE 2745	7.90	2.00 to 3.00	2.00 to 3.00	2.00
Members'	N/A	0.00 to 4.00	2.00 to 3.50	2.00 to 3.50

These assumptions have been used to determine the amount of the Province’s obligation for pension benefits outstanding and the value of benefits earned by employees during the fiscal year and are based on management’s best estimates. Different assumptions have been used to determine the appropriate level of employee and employer contributions needed to fund the estimated cost of the pension plans.

2005	PROVINCE OF NEW BRUNSWICK	37

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

h) Member Data

The following table lists data about the members of each plan.

Plan	Number of Active Contributors	Number of Pensioners	Average Annual Salary of Contributors	Average Annual Pension
PSSA	18,893	10,316	$ 50,190	$ 16,293
TPA	9,731	7,157	53,690	27,234
Judges'	23	27	151,561	47,728
Sch - Mgt	---	81	---	11,249
GLTS	2,056	1,151	26,838	7,938
CUPE 2745	559	171	24,294	4,686
Members'	53	114	42,703	26,786

Ministers earn an additional average salary of $38,130.

NOTE 14     CONTINGENT LIABILITIES

a) Guaranteed Loans

The Province has guaranteed certain debt of entities external to the Provincial Reporting Entity under the authority of various statutes. At 31 March 2005, the total contingent liability in respect of these guarantees was $337.0 million ($339.3 million 2004), of which the Province has recognized $67.6 million as a liability in the Statement of Financial Position ($75.8 million 2004).

	(millions)
	Authorized Limit	Contingent Liability
Adult Education and Training Act	$ 0.3	$ 0.3
Agricultural Development Act	0.4	0.4
Economic Development Act	106.5	103.8
Employment Development Act	5.2	3.9
Fisheries Development Act	15.0	5.0
Livestock Incentives Act	1.5	0.9
Nursing Homes Act	10.3	10.3
Regional Development Corporation Act	4.0	3.3
Youth Assistance Act	209.1	209.1
		337.0
Less: Allowance for Losses (Schedule 9)		67.6
		$ 269.4

38	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

b) Environmental Responsibility

The Province of New Brunswick has an agreement with a mining company to limit the liability of the company to $3.0 million for environmental damages that occurred prior to the company commencing mining at a specified site. The cost to clean up the major problem area of this site has been estimated at $3.0 million. The Province currently holds a performance bond for $1.3 million from this company relating to this clean up.

c) Insurance

The Province does not carry general liability insurance or property insurance on its assets except in a few limited instances. Any successful liability claims against the Province and any replacement of lost or damaged property are charged to expense in the year of settlement or replacement.

NOTE 15 COMMITMENTS

a) Operating Leases

The total future minimum payments under various operating lease agreements, including those of government enterprises, for the rental of space and equipment amounts to $407.8 million ($392.0 million 2004). Minimum annual lease payments in each of the next five years are as follows:

Fiscal Year	(millions)
2005-2006	$ 51.1
2006-2007	43.9
2007-2008	40.2
2008-2009	36.1
2009-2010	62.5

b) Nursing Homes

The Department of Family and Community Services includes in its annual operating budget funding for the repayment of approved long term debt of certain nursing homes. The Department funds the nursing homes through grants which pay the difference between operating expenses and revenue from other sources. On average, revenue from other sources covers approximately 35% of operating costs.

Total long term debt of these nursing homes at 31 March 2005 amounted to approximately $94.4 million ($95.4 million 2004). Of the $94.4 million nursing home debt, the Province has issued guarantees totalling approximately $10.3 million ($10.6 million 2004) which is included as a contingent liability.

c) Authorized Capital Projects

The 31 March 2005 estimated amount required to complete authorized major construction projects of schools, hospitals, other buildings, roads and bridges, and to meet capital grant obligations is $97.6 million ($206.4 million 2004). This includes projects that will be cost shared with the Government of Canada.

2005	PROVINCE OF NEW BRUNSWICK	39

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 16     EXPENSE BY PRIMARY CLASSIFICATION

The expenditures by primary classification are as follows:

	(millions)
	2005	2004
Personal Services	$1,958.1	$1,908.4
Other Services	1,044.3	980.3
Materials and Supplies	124.7	113.5
Property and Equipment	73.3	69.4
Contributions, Grants and Subsidies to or on behalf of:
Municipalities and Local Service Districts	143.7	145.1
Individuals	943.2	894.0
Nursing Homes	131.8	125.1
Other	471.7	435.2
Debt and Other charges	633.4	663.3
Amortization	193.4	269.1
	$5,717.6	$5,603.4

Personal Services includes salaries and benefits of employees, and allowances paid to the members of the Legislative Assembly. Personal Services does not include salaries and benefits of employees of hospitals and other agencies, which are paid by those organizations. Funding provided to those organizations is recorded as Contributions, Grants and Subsidies.

Other Services includes the purchase of various services including rental of space, postage, advertising, professional services, Royal Canadian Mounted Police services and travel expenses.

Materials and Supplies includes the purchase of textbooks, office supplies, heating fuel, vehicle and equipment supplies and parts, and structural materials and supplies.

Property and Equipment includes the purchase and construction of buildings, roads, bridges, equipment, and office furniture.

Contributions, Grants and Subsidies includes payments to government corporations, agencies and boards, and to business entities and non-profit organizations. Contributions, Grants and Subsidies to or on behalf of individuals includes income assistance payments and medical service payments on behalf of individuals.

Debt and Other Charges includes the cost of servicing the public debt and bad debt expenses.

Amortization is the systematic charge to income of the cost of tangible capital assets.

40	PROVINCE OF NEW BRUNSWICK	2005

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 17     TRUST FUNDS

The Province is trustee for various trust funds outside the Provincial Reporting Entity.

The following is a summary of the trust fund equities calculated using the method indicated below to value investment assets:

	(millions)
	2005	2004
Cost Method
Margaret R. Lynds Bequest	$ 0.1	$ 0.1
Mental Health Trust Fund	0.9	0.8
New Brunswick Power Corporation Sinking Fund	---	39.5
Viscount Bennett Besquest	0.2	0.2
	$ 1.2	40.6
Market Value Method
Judges' Superannuation Fund	$ 24.1	$ 22.7
Pension Plan for the Management Employees of New Brunswick School Districts	13.1	12.8
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts	209.1	194.3
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts	41.1	38.4
Public Service Superannuation Fund	3,755.2	3,466.0
Teachers' Pension Trust Fund	3,281.9	3,081.3
	$ 7,324.5	$ 6,815.5

The Margaret R. Lynds Bequest is used to award three annual scholarships of equal value to students pursuing the study of communications at specified universities. The Mental Health Trust Fund is used to pay for psychoanalysis treatment of deserving New Brunswick residents. The income from the Viscount Bennett Bequest is used to develop the Province's historic resources.

The New Brunswick Power Corporation Sinking Fund is held in trust under the authority of the Electric Power Act. New Brunswick Power Corporation makes payments to this sinking fund as required by the terms of any bond or debenture issues. These are retained and invested. The purpose of the fund is to repay the bonds or debentures when they mature. As of 1 October 2004, the New Brunswick Electric Finance Corporation assumed responsibility for this Fund.

2005	PROVINCE OF NEW BRUNSWICK	41

NOTES TO THE FINANCIAL STATEMENTS
31 March 2005

NOTE 18     COMPARATIVE FIGURES

Certain 2004 figures have been restated to conform to 2005 presentation. The most significant of which relates to the capitalization of government’s capital assets and is quantified in Note 1, Summary of Significant Accounting Policies.

NOTE 19     SUBSEQUENT EVENTS

In May 2005 the Province of New Brunswick purchased the student loan portfolio for $209.2 million. This purchase eliminated the March 31, 2005 contingent liability related to the Youth Assistance Act.

On August 4, 2005, Electric Finance provided consent to the New Brunswick Power Holding Corporation to refurbish the Point Lepreau Generating Station. The planned refurbishment has a forecasted construction cost of approximately $1 billion and will extend the useful life of the station to 2034. The maintenance outage for the refurbishment will begin in the spring of 2008 and is scheduled to be completed by fall 2009.

42	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005	2004
SCHEDULE 1
CASH NET OF SHORT TERM BORROWING

Cash	$ 54.7	$ 17.8
Short Term Investments	780.4	724.0
Consolidated Entities	7.5	99.3
	842.6	841.1
Less:

Bank Overdrafts	65.4	47.0
Treasury Bills 0% Maturing 10 November 2005	---	24.0
Treasury Bills 2.44% - 2.63% Maturing 4 April 2005 - 7 July 2005	628.9	760.3
	694.3	831.3
	$ 148.3	$ 9.8

SCHEDULE 2
ACCOUNTS AND INTEREST RECEIVABLE

Accounts Receivable
General Receivables	$ 211.9	$ 231.2
Canada - Conditional Grants
Canada Mortgage and Housing Corporation	28.5	26.9
Canada/New Brunswick Highway Improvement Program	34.4	11.5
Disaster Financial Assistance Program	8.5	33.3
Infrastructure Program	3.8	4.9
Official Languages	32.4	36.1
Refund of Harmonized Sales Tax Paid	14.4	8.0
Regional Economic Development Agreement	3.7	4.5
Other Agreements	14.7	5.2
Canada - Unconditional Grants
Canada Health and Social Transfer	1.2	1.9
Guarantee Payouts	52.4	32.0
Working Capital Advances	7.0	5.3
Other	4.0	1.9
Interest Receivable
Agricultural Development Act	0.5	0.7
Economic Development Act	4.9	9.1
Fisheries Development Act	10.9	12.5
Other	9.9	8.5
Consolidated Entities	42.1	42.8
	485.2	476.3
Less: Allowance for Doubtful Accounts	132.9	118.5
	$ 352.3	$ 357.8

2005	PROVINCE OF NEW BRUNSWICK	43

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005	2004

SCHEDULE 3
TAXES RECEIVABLE

Gasoline and Motive Fuels Tax	$ 26.0	$ 21.9
Real Property Tax	395.3	384.0
Royalties and Stumpage on Timber	21.8	28.0
Sales Tax	32.7	107.7
Tobacco Tax	10.2	11.3
Other	2.9	0.3
	488.9	553.2
Less: Allowance for Doubtful Accounts	96.9	86.6
	$ 392.0	$ 466.6
SCHEDULE 4
INVENTORIES

Supplies
Construction and Maintenance Materials	$ 8.8	$ 9.5
Educational Textbooks	1.0	1.6
Machine Repair Parts	6.3	6.1
Stationery and Supplies	1.5	1.7
Veterinary Supplies	0.8	0.8
Other Supplies	5.2	6.6
Consolidated Entities	14.5	13.9
	38.1	40.2
Inventories for Resale
Properties Held for Sale	4.8	3.1
	$ 42.9	$ 43.3

44	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2005

	(millions)
	2005			2004
	Amount	Allowance for Doubtful Accounts	Net	Amount	Allowance for Doubtful Accounts	Net
SCHEDULE 5
LOANS AND ADVANCES
Business New Brunswick
Agricultural Development Act	$ 21.3	$ 15.6	$ 5.7	$ 21.7	$ 15.4	$ 6.3
Economic Development Act	135.8	77.1	58.7	124.1	57.1	67.0
Fisheries Development Act	42.6	30.5	12.2	48.8	37.5	11.3
N.B. Agriexport Inc.	0.5	---	0.5	0.5	---	0.5
Provincial Holdings Ltd.	6.5	2.9	3.5	6.7	2.3	4.4
Education
Loans to Students	0.2	0.2	---	0.2	0.2	---
Environment and Local Government
Water and Sewerage Systems	0.4	---	0.4	0.4	---	0.4
Other Loans	0.2	0.2	---	0.2	0.2	---
Executive Council
La Fondation du quotidien francophone	4.0	4.0	---	4.0	4.0	---
Family and Community Services
New Brunswick Housing Act	33.6	2.1	31.5	32.7	2.5	30.2
Finance
Loans to Municipalities	1.3	---	1.3	0.5	---	0.5
Municipalities - Department of Regional Industrial Expansion Agreements	0.3	---	0.3	1.1	0.6	0.5
Public Safety
City of Moncton	1.2	---	1.2	1.4	---	1.4
Unsatisfied Judgements	9.5	9.5	---	9.5	9.5	---
Regional Development Corporation
Beaverbrook Art Gallery	1.0	---	1.0	---	---	---
Fundy Trail Authority Inc.	0.3	---	0.3	---	---	---
Fundy Trail Endowment Fund	4.0	---	4.0	3.8	---	3.8
	$ 262.7	$ 142.1	$ 120.6	$ 255.6	$ 129.3	$ 126.3

2005	PROVINCE OF NEW BRUNSWICK	45

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005	2004
SCHEDULE 6
INVESTMENTS

Investments in Government Enterprises
Algonquin Golf Limited	$ ---	$ (2.5)
Lotteries Commission of New Brunswick	0.2	0.8
New Brunswick Liquor Corporation	11.7	11.8
New Brunswick Municipal Finances Corporation	1.1	1.0
New Brunswick Securities Commission	1.2	---
New Brunswick Power Corporation	(188.2)	(196.1)
	(174.0)	(185.0)
Other Long Term Investments	3.5	3.6
Consolidated Entities	---	35.0
	$ (170.5)	$ (146.4)
SCHEDULE 7
ACCOUNTS PAYABLE

Accounts Payable	$ 433.3	$ 372.4
Due to Canada
Department of Regional Industrial Expansion	0.3	0.6
Equalization and Canada Health and Social Transfer	208.3	185.4
Other Agreements	2.8	0.2
New Brunswick Housing Corporation - Third Parties	42.6	43.5
Other	0.5	0.6
	$ 687.8	$ 602.7

46	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2005

	(millions)
	2005	2004
SCHEDULE 8
ACCRUED EXPENDITURES

Accrued Interest	$ 154.9	$ 155.8
Funded Debt	1.8	2.4
Outstanding Treasury Bills	87.5	72.8
Other	244.2	231.0

Accrued Salaries Payable	207.4	188.6
Health	63.3	29.5
Holdbacks on Contracts	9.8	7.5
Liability for Injured Workers	95.7	89.6
Retirement Allowances	222.4	222.6
Other	39.7	67.4
	$ 882.5	$ 836.2

SCHEDULE 9
ALLOWANCE FOR LOSSES

Business New Brunswick	$ 36.7	$ 40.0
Education	30.7	35.1
Training and Employment Development	0.1	0.2
Consolidated Entities	0.1	0.5
	$ 67.6	$ 75.8

2005	PROVINCE OF NEW BRUNSWICK	47

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005	2004
SCHEDULE 10
DEFERRED REVENUE

Canada Health and Social Transfer	$ 8.1	$ 0.2
Motor Vehicle and Operators' Licenses	36.3	34.0
Real Property Taxes	258.3	242.9
Other	12.0	12.9
Consolidated Entities	9.2	4.5
	323.9	$ 294.5

SCHEDULE 11
DEPOSITS HELD IN TRUST

Administrator of Estates of Patients in Psychiatric Facilities	$ 0.4	$ 0.3
Contractors' Deposits	3.3	1.2
Court of Queens Bench	6.5	5.5
Employee Contributions for Early	---	1.2
Family Support Order Services	0.5	0.6
Metallic Minerals Tax	15.0	7.9
Mining Licenses - Non-Performance Renewal Fees	1.5	1.3
New Brunswick Crop Reinsurance Fund	2.2	2.2
Sale of Property for Taxes	1.1	1.0
Scholarship Trusts	2.7	2.5
Tenants' Security Deposits	12.8	12.1
Other	6.5	10.0
	$ 52.5	$ 45.8

SCHEDULE 12
OBLIGATIONS UNDER CAPITAL LEASES

Moncton North School	$ 7.8	$ 8.0
Miramichi Youth Facility	17.9	18.2
New Brunswick Highway Corporation	823.0	837.0
Consolidated Entities	0.7	2.6
	$ 849.4	$ 865.8

SCHEDULE 13
PREPAID AND DEFERRED CHARGES

Unamortized Premiums, Discounts, and Issue Expenses on Debentures	$48.9	$ 55.9
Social Assistance	6.1	---
Other	72.3	55.3
	$ 127.3	$ 111.2

48	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2005

	(millions)
	2005 Budget	2005 Actual	2004 Actual

SCHEDULE 14
TAXES ON CONSUMPTION

Gasoline and Motive Fuels Tax	$ 239.3	$ 239.7	$ 234.9
Harmonized Sales Tax	793.7	723.0	803.1
Tobacco Tax	100.0	96.5	101.4
Other	0.1	0.1	0.1
	$ 1,133.1	$ 1,059.3	$ 1,139.5

SCHEDULE 15
TAXES ON INCOME

Corporate Income Tax	$ 149.9	$ 173.1	$ 111.1
Mining Tax	2.2	2.8	2.2
Personal Income Tax	983.7	1,000.2	952.3
	$ 1,135.8	$ 1,176.1	$ 1,065.6

SCHEDULE 16
OTHER TAXES

Financial Corporation Capital Tax	$ 8.8	$ 10.6	$ 9.8
Insurance Premium Tax	34.5	39.7	42.2
Large Corporation Capital Tax	47.9	39.5	47.3
Other	5.8	4.9	4.1
	$ 97.0	$ 94.7	$ 103.4
SCHEDULE 17
LICENSES AND PERMITS

Fish and Wildlife	$ 4.7	$ 4.6	$ 4.6
Liquor Licenses	3.4	0.9	3.0
Mines	0.8	1.0	0.8
Motor Vehicle	79.0	82.3	78.0
Security Frauds Prevention	5.8	2.0	6.1
Other	9.8	12.2	11.6
	$ 103.5	$ 103.0	$ 104.1

2005	PROVINCE OF NEW BRUNSWICK	49

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005 Budget	2005 Actual	2004 Actual
SCHEDULE 18
ROYALTIES

Forest	$ 61.6	$ 60.2	$ 62.9
Mines	6.6	10.5	7.5
	$ 68.2	$ 70.7	$ 70.4

SCHEDULE 19
INVESTMENT INCOME

Algonquin Golf Limited	$ ---	$ ---	$ (0.8)
Fiscal Stabilization Fund	---	0.5	5.2
Lottery Revenues	121.1	118.1	116.7
New Brunswick Electric Finance Corporation	---	(0.2)	---
New Brunswick Liquor Corporation	120.3	122.6	118.6
New Brunswick Power Holding Corporation	---	8.0	(18.0)
New Brunswick Securities Commission	---	4.4	---
Other Investment Income	28.6	30.3	31.0
	$ 270.0	$ 283.7	$ 252.7

SCHEDULE 20
OTHER PROVINCIAL REVENUE

Sales of Goods and Services	$ 27.1	$ 25.6	$ 24.1
Institutional	7.4	7.5	8.1
Intergovernmental	18.4	19.6	18.5
Leases and Rentals	2.4	2.4	2.3
Provincial Parks	201.5	187.5	186.0
General	10.1	4.9	2.9
Fines and Penalties	24.3	36.5	29.7
Other Revenue	$ 291.2	$ 284.0	$ 271.6

SCHEDULE 21
CONDITIONAL GRANTS - CANADA

Central Government Services	$ 36.9	$ 39.9	$ 36.1
Economic Development	30.0	31.0	21.1
Education	138.8	131.2	128.5
Health	33.1	64.4	50.7
Transportation	0.1	0.4	0.2
Welfare	4.7	4.7	4.7
Other	9.0	21.2	18.6
	$ 252.6	$ 292.8	$ 259.9

50	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2005

	(millions)
	2005 Budget	2005 Actual	2004 Actual
SCHEDULE 22
EDUCATION

Amortization Expense	$ 23.9	$ 23.9	$ 23.2
Education	817.6	817.8	804.0
General Government	0.2	---	---
Maritime Provinces Higher Education Commission	185.0	185.2	179.7
New Brunswick Distance Education Network	0.1	0.3	0.9
Pension Expense	14.2	20.9	39.5
Provision Expense	1.4	2.0	1.7
Supply and Services	7.5	7.1	11.6
	$ 1,049.9	$ 1,057.2	$1,060.6

SCHEDULE 23
HEALTH

Amortization Expense	$ 54.8	$ 47.4	$ 129.2
Health and Wellness	636.8	593.6	550.4
Pension Expense	2.7	3.3	2.0
Regional Health Authorities	1,110.5	1,192.7	1,106.9
	$ 1,804.8	$ 1,837.0	$ 1,788.5

SCHEDULE 24
FAMILY AND COMMUNITY SERVICES

Amortization Expense	$ 1.1	$ 1.1	$ 1.1
Family and Community Services	717.0	724.3	710.5
General Government	0.4	0.4	0.4
Provision Expense	4.0	4.1	4.6
	$ 722.5	$ 729.9	$ 716.6

SCHEDULE 25
PROTECTION SERVICES

General Government	$ 0.2	$ 0.1	$ 0.2
Justice	43.8	46.4	45.2
Pension Expense	---	(0.4)	---
Provision Expense	0.3	0.1	---
Public Safety	102.1	105.0	99.8
	$ 146.4	$ 151.2	$ 145.2

2005	PROVINCE OF NEW BRUNSWICK	51

SCHEDULES TO THE FINANCIAL STATEMENTS
31 MARCH 2005

	(millions)
	2005 Budget	2005 Actual	2004 Actual
SCHEDULE 26
ECONOMIC DEVELOPMENT

Amortization Expense	$ 1.3	$ 1.4	$ 1.4
Business New Brunswick	39.2	49.2	32.2
Provision Expense	20.0	22.9	34.7
Regional Development Corporation	40.2	40.1	42.0
Regional Development Corporation - Special Operating Agency	32.9	35.7	28.6
Tourism and Parks	27.4	29.3	28.1
	$ 161.0	$ 178.6	$ 167.0

SCHEDULE 27
EMPLOYMENT DEVELOPMENT AND LABOUR

General Government	$ 0.6	$ 0.6	$ 0.6
Training and Employment Development	225.63	228.7	228.4
	$ 225.9	$ 229.3	$ 229.0

SCHEDULE 28
RESOURCE SECTOR

Agriculture, Fisheries and Aquaculture	$ 29.3	$ 36.6	$ 28.9
AgrilExport	---	(0.3)	---
Amortization Expense	0.1	0.1	0.1
Energy	2.2	2.0	2.1
Environment	23.5	23.7	20.5
Forest Protection Limited	4.9	5.2	4.5
Natural Resources	94.1	93.8	97.0
New Brunswick Tire Stewardship Board	---	3.6	2.6
Provision Expense	0.3	2.1	3.3
	$ 154.4	$ 166.8	$ 159.0

SCHEDULE 29
TRANSPORTATION

Amortization Expense	$ 107.5	$ 105.3	$ 105.5
General Government	0.3	1.0	1.6
Transportation	181.6	182.2	179.1
	$ 289.4	$ 288.5	$ 286.2

52	PROVINCE OF NEW BRUNSWICK	2005

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2005

	(millions)
	2005 Budget	2005 Actual	2004 Actual
SCHEDULE 30
CENTRAL GOVERNMENT

Amortization Expense	$ 11.8	$ 8.3	$ 8.1
Algonquin Golf Ltd.	---	2.3	---
Algonquin Properties Ltd.	10.7	8.5	8.1
Executive Council	2.4	2.3	4.7
Finance	74.0	74.2	78.5
General Government	(4.3)	45.7	16.3
Intergovernmental Affairs	3.2	3.1	2.1
Legislative Assembly	19.7	18.2	21.0
Local Government	39.1	35.6	38.2
New Brunswick Investment Management Corporation	8.8	8.7	8.5
Office of the Comptroller	4.9	4.4	4.6
Office of Human Resources	5.6	5.3	5.6
Office of the Premier	1.1	1.1	1.1
Pension Expense	131.9	126.3	121.6
Provision Expense	6.0	0.8	8.5
Service of New Brunswick	54.5	50.1	48.4
Supply and Services	98.1	103.3	93.1
	$ 467.5	$ 498.2	$ 468.4